EXHIBIT 3.1.1

Industry Canada	Industrie Canada
Certificate Of Amendment	Certificat de modification
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

TransCanada Corporation		414844-4
Name of corporation-Dénomination de la société	Corporation number-Numéro de la société
I hereby certify that the articles of the above-named corporation were amended:	Je certifie que les statuts de la société susmentionnée ont été modifiés:
a) under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	☐	a) en vertu de l’article 13 de la Loi canadienne sur les sociétés par actions, conformément à l’avis ci-joint;
b) under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;	☑	b) en vertu de l’article 27 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes désignant une série d’actions;
c) under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment	☐	c) en vertu de l’article 179 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes;
d) under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;	☐	d) en vertu de l’article 191 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de réorganisation ci-jointes;
/s/ Richard G. Shaw Richard G. Shaw Director - Directeur	September 28, 2009 / le 28 septembre 2009 Date of Amendment – Date de modification